Exhibit 99.1

ImmuCell Announces Financial Results for Fourth Quarter and Full Year 2003

PORTLAND, ME -- 02/10/2004 -- ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three and twelve month periods ended December 31, 2003.

Total product sales during the three month period ended December 31, 2003 decreased by $19,000, or approximately 2%, to $794,000, in comparison to the same period in 2002. Total product sales during the twelve month period ended December 31, 2003 decreased by $2,157,000, or 41%, to $3,145,000, in comparison to the same period in 2002.

To better understand the year-to-year comparison of these financial results, the reader must remember that, as previously announced, the Company accepted a payment of $930,000 in consideration for the early termination of the Kamar product license as of October 1, 2002. Sales made under this license aggregated $2,204,000 during the nine month period ended September 30, 2002. Sales of the Company's other proprietary products (principally First Defense® and Wipe Out® Dairy Wipes) during the twelve month period ended December 31, 2003 increased by $47,000, or approximately 2%, to $3,145,000, in comparison to the same period in 2002 excluding sales made under the terminated license.

"The effect of the termination of this product license on the period-to-period comparison of our performance is now behind us. Going forward as we compare 2004 to 2003, we will be looking at the results of our proprietary products," commented Michael F. Brigham, president and CEO. "At the same time, the positive preliminary results from an experimental field trial of Mast Out® that we announced on January 28, 2004 support our decision to aggressively fund the further development of that program."

During the three months ended December 31, 2003, the Company recognized a loss before taxes of $204,000, in comparison to income before taxes of $1,182,000 during the same period in 2002. The fourth quarter 2002 results included $930,000 in other income related to the early termination of the Kamar license and $400,000 in revenue from the sale of technology rights. The net loss of $128,000, or $0.05 per share, during the three months ended December 31, 2003 compares to net income of $709,000, or $0.26 per diluted share, during the same period in 2002.

During the twelve months ended December 31, 2003, the Company recognized income before taxes of $716,000, in comparison to income before taxes of $1,481,000 during the same period in 2002. In the first quarter of 2003, the Company recognized $1,100,000 in other income from the sale of its interest in a lactoferrin-producing joint venture. After deducting direct selling expenses from its gross margin, the Kamar product contributed $289,000 to income before taxes during 2002. The net income of $411,000, or $0.15 per diluted share, during the twelve months ended December 31, 2003 compares to net income of $886,000, or $0.32 per diluted share, during the same period in 2002.

During the three month period ended December 31, 2003, research and development expenses increased by $76,000, or 19%, to $476,000, comprising 58% of total revenues during the fourth quarter of 2003. During the twelve month period ended December 31, 2003, research and development expenses increased by $297,000, or 28%, to $1,350,000, comprising 40% of total revenues in 2003. Deducting grant income in both periods, the net research and development investment increased by $489,000, or 65%, to $1,238,000 in 2003, comprising 37% of total revenues in 2003 in comparison to 12% of total revenues in 2002. The majority of this funding was invested in the development of Mast Out®, the Company's Nisin-based mastitis treatment product.

The Company's cash and short-term investments increased by $1,102,000, or 35%, to $4,245,000 at December 31, 2003, in comparison to $3,143,000 at December 31, 2002. The Company invested approximately $304,000 in fixed assets during 2003, principally related to its investment in the equipment and facility modifications necessary to manufacture Nisin in-house. Stockholders' equity increased by $416,000, or 6%, to $7,370,000 at December 31, 2003, as compared to $6,955,000 at December 31, 2002.

ImmuCell Corporation is a biotechnology company that is developing products intended to help reduce the overuse of antibiotics in animal and human healthcare and is manufacturing and selling other products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.immucell.com.

                                    (Unaudited)
                                Three Months Ended   Twelve Months Ended
(In thousands, except              December 31,          December 31,
 per share amounts)              2003       2002       2003       2002
                               --------   --------   --------   --------
Revenues:
Product sales                  $    794   $    814   $  3,145   $  5,301
Other revenues                       31        531        212        884
                               --------   --------   --------   --------
Total revenues                      825      1,345      3,357      6,185

Costs and expenses:
Product costs                       303        408      1,347      2,799
Research and development
 expenses                           476        401      1,350      1,053
Selling, general and
 administrative expenses            261        294      1,089      1,800
                               --------   --------   --------   --------
Total costs and expenses          1,040      1,103      3,786      5,652
                               --------   --------   --------   --------

Net operating (loss) income        (215)       242       (429)       533

Interest and other income            11        940      1,145        948
                               --------   --------   --------   --------

(Loss) income before taxes         (204)     1,182        716      1,481
Tax (benefit) expense               (76)       473        305        595
                               --------   --------   --------   --------
Net (loss) income              $   (128)  $    709   $    411   $    886
                               ========   ========   ========   ========

Net (loss) income per
 common share:
Basic                          $  (0.05)  $   0.26   $   0.15   $   0.32
Diluted                        $  (0.05)  $   0.26   $   0.15   $   0.32

Weighted average common
 shares outstanding:
Basic                             2,741      2,736      2,738      2,735
Diluted                           2,741      2,778      2,824      2,798

                               At December 31, 2003  At December 31, 2002
                               --------------------  --------------------
(In thousands)
Cash and short-term investments      $  4,245              $  3,143
Total assets                            8,187                 7,513
Net working capital                     4,965                 4,228
Stockholders' equity                 $  7,370              $  6,955

Contact:
Michael F. Brigham
President and Chief Executive Officer
(207) 878-2770 Ext. 3106